Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders
Cannabis Science, Inc.
San Francisco, California

We consent to the use and inclusion in this Form S-8 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated April 14, 2009 on our audit of the consolidated financial statements of Cannabis Science, Inc. (formerly known as Gulf Onshore, Inc.) at and for the year ended December 31, 2008 and for the period from January 25, 2005 (inception) to December 31, 2008.

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
May 28, 2009